Exhibit 10.10
DIEBOLD, INCORPORATED
DEFERRED INCENTIVE COMPENSATION PLAN NO. 2
(Effective as of January 1, 2005)
     Diebold, Incorporated establishes, effective as of January 1, 2005, the Deferred Incentive Compensation Plan No. 2 for Diebold, Incorporated. Such plan is established to provide the opportunity to defer incentive compensation payments in compliance with Section 409A of the Internal Revenue Code of 1986. Incentive compensation payments (and earnings thereon) that are “deferred” (for purposes of Section 409A of the Internal Revenue Code of 1986) after December 31, 2004 are eligible for deferral in accordance with the provisions of this plan. Incentive compensation payments (and earnings thereon) that are “deferred” (for purposes of Section 409A of the Internal Revenue Code) on or before December 31, 2004 are eligible for deferral in accordance with the provisions of 1992 Deferred Incentive Compensation Plan for Diebold, Incorporated.
ARTICLE I
DEFINITIONS
     For the purposes hereof, the following words and phrases shall have the meanings indicated.
     1. “Account” shall mean a bookkeeping account in which Incentive Compensation which is deferred by a Participant shall be recorded and to which gains, losses, earnings, dividends, distributions and interest may be credited in accordance with the Plan.
     2. “Beneficiary” or “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.
     3. “Board” shall mean the Board of Directors of the Company.
     4. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     5. “Change in Control” shall mean that: (i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such transaction is held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction;
          (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such sale or transfer is held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such sale or transfer;
          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) thereto, each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20 percent or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”);
          (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or
          (v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the members thereof, unless the election, or the nomination for election by the Company’s stockholders, of each member of the Board first elected during such period was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of any such period.
     Notwithstanding the foregoing provisions of subsection (iii) or (iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement, either (1) solely because the Company, a Subsidiary, or any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (2) solely because of a change in control of any Subsidiary by which any Participant may be employed. Notwithstanding the foregoing provisions of subsections (i-iv) hereof, if, prior to any event described in subsections (i-iv) hereof that may be instituted by any person who is not an officer or director of the Company, or prior to any disclosed proposal that may be instituted by any person who is not an officer or director of the Company that could lead to any such event, management proposes any restructuring of the Company that ultimately leads to an event described in subsections (i-iv) hereof pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of the Plan.
     6. “Committee” shall mean the Compensation and Pension Committee of the Board or such other Committee as may be authorized by the Board to administer the Plan.

     7. “Common Shares” shall mean Common Shares, $1.25 par value, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 9 of Article II of the Plan.
     8. “Company” shall mean Diebold, Incorporated and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Diebold, Incorporated with any other corporation or corporations.
     9. “Effective Date” shall mean January 1, 2005.
     10. “Election Agreement” shall mean an agreement in substantially the form attached hereto as Exhibit A, as modified from time to time by the Company.
     11. “Eligible Associate” shall mean an associate of the Company (or a Subsidiary that has adopted the Plan) who is selected by the Board or a duly authorized committee thereof to participate in this Plan. An associate will be considered an Eligible Associate as of the date designated by the Board as his or her effective date of eligibility. Unless otherwise determined by the Board or a committee thereof, an Eligible Associate shall continue as such until termination of employment.
     12. “Incentive Compensation” shall mean (i) cash incentive compensation earned as an associate pursuant to an incentive compensation plan now in effect or hereafter established by the Company, including, without limitation, the Annual Incentive Plan and the 1991 Plan, and (ii) incentive compensation payable in the form of Common Shares pursuant to the 1991 Plan or any similar plan approved by the Board for purposes of this Plan.
     13. “Participant” shall mean any Eligible Associate who has at any time elected to defer the receipt of Incentive Compensation in accordance with the Plan.
     14. “Plan” shall mean this deferred incentive compensation plan as amended and restated hereby, together with all amendments hereto, which shall be known as the Deferred Incentive Compensation Plan No. 2 for Diebold, Incorporated.
     15. “Subsidiary” shall mean any corporation, joint venture, partnership, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls more than 50 percent of the total combined voting or other decision-making power.
     16. “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A withdrawal on account of an Unforeseeable Emergency may be paid to the Participant only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.
     17. “Year” shall mean a calendar year.
     18. “1991 Plan” shall mean the Diebold, Incorporated 1991 Equity and Performance Incentive Plan, as amended from time to time.
ARTICLE II
ELECTION TO DEFER
     1. Eligibility. An Eligible Associate may elect to defer receipt of all or a specified part of his or her Incentive Compensation for any Year in accordance with Section 2 of this Article. An Eligible Associate’s entitlement to defer shall cease with respect to the Year following the Year in which he or she ceases to be an Eligible Associate.
     2. Election to Defer. (i) An Eligible Associate who desires to defer the payment of all or a portion of his or her Incentive Compensation must complete and deliver an Election Agreement to the Secretary of the Company before the first day of the first Year of service for which such Incentive Compensation is payable. An Eligible Associate who timely delivers an Election Agreement to the Secretary of the Company shall be a Participant.
          (ii) Notwithstanding the foregoing provision of Subsection (i), any associate who becomes an Eligible Associate after the Effective Date, e.g., new hires or promoted associates, may become a Participant for a Year with respect to services performed subsequent to the filing of an Election Agreement if he or she submits to the Secretary of the Company a properly completed Election Agreement within thirty (30) days after becoming an Eligible Associate.
          (iii) Notwithstanding the foregoing provision of Subsection (i), subject to the approval of the Company, with respect to any “performance-based” compensation (as determined by the Company in accordance with Section 409A of the Code) based on services performed over a period of at least 12 months, an Eligible Associate may complete and deliver an Election Agreement to the Secretary of the Company no later than six months before the end of such period.
          (iv) An Election Agreement that is timely delivered shall be effective for the succeeding Year and, except as otherwise specified by an Eligible Associate in his or her Election Agreement, shall continue to be effective from Year to Year until revoked or modified by written notice to the Secretary of the Company. Except as provided for in the below provision of Subsection (v), in order to be effective to revoke or modify an election to defer Incentive Compensation otherwise payable for any particular Year, a revocation or modification must be delivered prior to the date that an initial election would be required to be delivered under either Subsection (i) or Subsection (iii) above.
          (v) Subject to the approval of the Company, a Participant may make a subsequent election requesting a change in the period of deferral (subject to the limitations set forth in Section 3 of this Article) and/or the form of payment (subject to the limitations set forth in this Section 5). Such subsequent election must meet all of the following requirements and shall be in writing on a form provided by the Company:
               (a) the subsequent election shall not take effect until at least 12 months after the date on which such amendment is made;
               (b) in the case of a subsequent election related to a payment not made on account of the Participant’s death or an Unforeseeable Emergency, the first payment with respect to which the amendment is made shall in all cases be deferred for a period of not less then 5 years from the date on which such payment otherwise would have been made;
               (c) in the case of a subsequent election related to a payment that is to be made at a specified time or pursuant to a fixed schedule, such an amendment of the election must be made at least 12 months prior to the date of the first scheduled payment.
     3. Amount Deferred; Period of Deferral. A Participant shall designate on the Election Agreement the percentage of his or her Incentive Compensation that is to be deferred. A Participant may specify in the Election Agreement that different percentages shall apply to different Incentive Compensation plans or different forms of payment, i.e., cash or Common Shares. The applicable percentage or percentages of Incentive Compensation shall be deferred until the earlier to occur of (a) the date the Participant experiences a “separation from service” with the Company (determined in accordance with the standards of Section 409A of the Code); provided, however, that in the case of a Participant who is a “specified employee” (within the meaning of Code Section 409A of the Code) as of the date of such separation from service, such date shall be the first day of the seventh month after the date of the Participant’s separation from service with the Company, or (b) the date specified by the Participant on the Election Agreement.
     4. Accounts. (i) Cash Incentive Compensation that a Participant elects to defer shall be treated as if it were set aside in an Account on the date the Incentive Compensation would otherwise have been paid to the Participant. A Participant’s Account shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options and procedures adopted by the Committee from time to time. A Participant may change such hypothetical investment directions pursuant to such procedures adopted by the Committee from time to time. The Company specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at                      until further ordered by the Committee or the Board of Directors. A Participant’s Account shall be adjusted as of each business day, except that interest, if any, for a calendar quarter shall be credited on the first day of the following quarter.

          (ii) Incentive Compensation payable in the form of Common Shares that a Participant elects to defer shall be reflected in a separate Account, which shall be credited with the number of Common Shares that would otherwise have been issued or transferred and delivered to the Participant. Such Account shall be credited from time to time with amounts equal to dividends or other distributions paid on the number of Common Shares reflected in such Account, and such Account shall be credited with gains, losses and earnings on cash amounts credited to such Account from time to time in the manner provided in Subsection (i) above with respect to Cash Incentive Compensation.
     5. Payment of Accounts. The amounts in Participants’ Accounts shall be paid as provided in this Section 5.
          (i) The amount of a Participant’s Account attributable to deferral of cash Incentive Compensation shall be paid to the Participant in a lump sum or in a number of approximately equal quarterly installments (not to exceed 40), as designated by the Participant in the Election Agreement. The amount of such Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Section 4 of this Article. The lump sum payment or the first quarterly installment, as the case may be, shall be made on the last day of the period of deferral as specified in Section 3 of this Article. Each payment to the Participant under this Section 5(i) shall be considered a separate payment and not one of a series of payments.
          (ii) The number of Common Shares in a Participant’s Account attributable to deferral of Incentive Compensation payable in the form of Common Shares shall be issued or transferred to the Participant on the last day of the period of deferral as specified in Section 3 of this Article. All amounts credited to such Account in respect of dividends and distributions, and the gains, losses and earnings thereon as provided in Subsection (ii) of Section 4 of this Article shall likewise be paid to the Participant at such time. Upon application of an Eligible Associate prior to his or her election to defer Incentive Compensation payable in the form of Common Shares, the Committee may authorize payment in installments of the amounts in his or her Account attributable to such Incentive Compensation, which shall commence to be paid on the last day of the period of deferral as specified in Section 3 of this Article. Each payment to the Participant under this Section 5(ii) shall be considered a separate payment and not one of a series of payments.
     6. Death of a Participant. In the event of the death of a Participant, the amount of the Participant’s Account or Accounts shall be paid to the Beneficiary or Beneficiaries designated in a writing substantially in the form attached hereto as Exhibit B (the “Beneficiary Designation”), in accordance with the Participant’s Election Agreement and Section 5 of this Article. A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation. The Beneficiary Designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account or Accounts shall be paid to the Participant’s estate. In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the remaining amount of the Account or Accounts shall continue to be paid to the estate of the last Beneficiary to receive payments. Any payments to be made upon the death of the Participant before the Participant’s Account has begun to be paid shall be paid or commence to be paid within ninety (90) days of the date of the Participant’s death, provided that the Beneficiary shall not have the right to designate the taxable year of payment. Any payments to be made upon the death of the Participant after the Participant’s Account has begun to be paid shall be paid to the Beneficiary at the same time as they would have been paid to the Participant if then living.
     7. Small Payments. Notwithstanding the foregoing, if, upon the date that payments would commence under Section 3, the total value of the account balance(s) held by a Participant under this Plan, and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under the Plan under Treas. Reg. § 1.409A-1(c)(2), does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, the entire amount of the Account shall be paid in a lump sum in accordance with Section 5 of this Article.
     8. Acceleration. Notwithstanding the provisions of the foregoing: (i) if a Change in Control, which constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (for purposes of Section 409A of the Code), occurs, the amount of each Participant’s Account or Accounts shall immediately be paid to the Participant in full on the date of the closing of such transaction or (ii) if a Participant incurs an Unforeseeable Emergency, to the extent permitted by Section 409A of the Code, an amount from such Participant’s Account or Accounts shall be immediately paid to the Participant on the date within thirty (30) days after the date the Committee determines that the Participant has incurred an Unforeseeable Emergency, provided that the Participant shall not have the right to designate the taxable year of payment.
     9. Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares credited to Participants’ Accounts, and in the kind of shares so credited, as the Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all Common Shares deliverable under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.
     10. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.
ARTICLE III
ADMINISTRATION
     The Company, through its Board, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Board may delegate any or all of its authority under the Plan to the Committee. The Company shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) determine all questions relating to eligibility for participation in the Plan and the amount in the Account or Accounts of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of the Employee Retirement Income Security Act of 1974, the Company shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Company of any such denial.
ARTICLE IV
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan with respect to any future Year at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in the acceleration of payment of the amount of any Account (except as otherwise permitted under the Plan).
ARTICLE V
MISCELLANEOUS
     1. Non-alienation of Deferred Compensation. Except as permitted by this Plan, no right or interest under this Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.
     2. Participation by Associates of Subsidiaries. An Eligible Associate who is employed by a Subsidiary and elects to participate in the Plan shall participate on the same basis as an associate of the Company. The Account or Accounts of a Participant employed by a Subsidiary shall be paid in accordance with the Plan solely by such Subsidiary to the extent attributable to Incentive Compensation that would have been paid by such Subsidiary in the absence of deferral pursuant to the Plan.
     3. Interest of Associate. The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets or in the form of its Common Shares, as the case may be, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected in an Account. The Company shall establish a so-called “rabbi trust” to hold funds, Common Shares or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain subject to the claims of the general creditors of the Company or the Subsidiary for which the Eligible Associate performs services. Nothing in this Plan shall be construed as guaranteeing future employment to Eligible Associates. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.
     4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Subsidiary or the officers, associates or directors of the Company or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     5. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.
     7. Relationship to Other Plans. This Plan is intended to serve the purposes of and to be consistent with the 1991 Plan and any similar plan approved by the Board for purposes of this Plan. The issuance or transfer of Common Shares pursuant to this Plan shall be subject in all respects to the terms and conditions of the 1991 Plan and any other such plan. Without limiting the generality of the foregoing, Common Shares credited to the Accounts of Participants pursuant to this Plan as Incentive Compensation shall be taken into account for purposes of Section 3 of the 1991 Plan (Shares Available Under the Plan) and for purposes of the corresponding provisions of any other such plan.
     8. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent.